DESCRIPTION OF CAPITAL STOCK

General

Tempur Sealy International, Inc. (the “Company, “ “we,” or “our”) is incorporated in the State of Delaware. The rights of our stockholders are generally governed by our certificate of incorporation and by-laws (each as amended and restated and in effect on the date hereof), and the common and constitutional law of Delaware.

This exhibit describes the general terms of our common stock. This is a summary and does not purport to be complete. Our certificate of incorporation and by-laws as they exist on the date of this Annual Report on Form 10-K are incorporated by reference or filed as an exhibit to the Annual Report on Form 10-K of which this exhibit is a part, and amendments or restatements of each will be filed with the Securities and Exchange Commission (“SEC”) in future periodic or current reports in accordance with the rules of the SEC. You are encouraged to read these documents.

For more detailed information about the rights of our common stock you should refer to our certificate of incorporation and by-laws and the applicable provisions of Delaware law for additional information.

Authorized Capital Stock

Our authorized capital stock is 300,000,000 shares of common stock, par value $0.01 per share, and 10,000,000 shares of undesignated preferred stock, $0.01 par value per share, none of which are issued and outstanding.

Common Stock

Voting Rights. Holders of our common stock are entitled to one vote per share for each share held of record on all matters to be voted upon by the stockholders.

With respect to any matter other than the election of directors or a matter for which the affirmative vote of the holders of a specified portion of the shares entitled to vote is required by Delaware law or our certificate of incorporation, the act of the stockholders shall be the affirmative vote of the holders of a majority of the shares present or represented by proxy and entitled to vote on the matter at a meeting of stockholders at which a quorum is present; provided that, for purposes thereof, (a) all abstentions are counted as votes present and entitled to vote and have the same effect as votes against the matter and (b) broker nonvotes are not counted as voted either for or against such matter.

Holders of a majority of the shares of our common stock entitled to vote in any election of directors may elect all of the directors standing for election. The Company’s by-laws provide that a director in an uncontested election will be elected by a majority of the votes cast at the annual meeting of stockholders. In the event that the number of votes “against” a director exceeds the number of votes “for” that director, that director must tender his or her resignation to our board of directors. The nominating and corporate governance committee of our board of directors will make a recommendation to the board whether to accept the resignation. In an election for directors where the number of nominees exceeds the number of directors to be elected - a contested election - the by-laws provide that each director shall be elected by the vote of a plurality of the shares represented at the meeting and entitled to vote on the matter. Abstentions, broker nonvotes and withheld votes are not counted as votes cast.

Classified Board. Neither the Company’s certificate of incorporation nor its by-laws provide for a classified Board.

Dividend Rights. Subject to preferences that may be applicable to any outstanding preferred stock, holders of our common stock are entitled to receive ratably such dividends as may be declared from time to time by our board of directors out of funds legally available for that purpose.

Liquidation Rights. In the event of our liquidation, dissolution, or winding up, the holders of our common stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior distribution rights of preferred stock, if any, then outstanding.

Preemptive, Conversion, Subscription, or Redemptive or Sinking Fund Rights. The holders of our common stock have no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to our common stock.

Certain Business Combination Restrictions. We are not subject to the provisions of Section 203 of the Delaware General Corporation Law. Subject to certain exceptions, Section 203 of the Delaware General Corporation Law prohibits a publicly-held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the interested stockholder attained such status with approval of our board of directors or unless the business combination is approved in a prescribed manner. A “business combination” includes certain mergers, asset sales or other transactions resulting in a financial benefit to the interested stockholder. Subject to various exceptions, an “interested stockholder” is a person who, together with his or her affiliates and associates, owns, or within the past three years did own, 15% or more of the corporation’s voting stock. The statute is intended to prohibit or delay mergers or other takeover or change in control attempts. Although we have elected out of the statute’s provisions, we could elect to be subject to Section 203 in the future.

Preferred Stock

Our amended and restated certificate of incorporation provides for the authorization of 10,000,000 shares of preferred stock. The shares of preferred stock may be issued by our board of directors, subject to any limitations prescribed by law, without further vote or action by the stockholders from time to time in one or more series. Each such series of preferred stock shall have such number of shares, designations, preferences, voting powers, qualifications, and special or relative rights or privileges as shall be determined by the board of directors, which may include, among others, dividend rights, voting rights, redemption and sinking fund provisions, liquidation preferences, conversion rights and preemptive rights.

The rights of the holders of our common stock will be subject to, and may be adversely affected by, the rights of holders of any preferred stock that may be issued in the future. Such rights may include voting and conversion rights which could adversely affect the holders of our common stock. Satisfaction of any dividend preferences of outstanding preferred stock would reduce the amount of funds available, if any, for the payment of dividends on common stock. Holders of our preferred stock would typically be entitled to receive a preference payment in the event of our liquidation, dissolution or winding up before any payment is made to the holders of common stock. Additionally, the issuance of our preferred stock could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, a majority of our outstanding voting stock. There are currently no shares of preferred stock outstanding.

Certain Provisions of Our Certificate of Incorporation and By-Laws

Stockholder Action; Special Meeting of Stockholders. Our certificate of incorporation and by-laws provide that stockholders may not take action by written consent, but only at a duly called annual or special meeting of the stockholders, and that special meetings of our stockholders may be called only the chairman of the board of directors, the president, or a majority of the board of directors. Thus, without approval by the chairman of the board of directors, the president or a majority of the board of directors, stockholders may take no action between meetings. These provisions may have the effect of delaying until the next annual stockholders’ meeting stockholder actions that are favored by the holders of a majority of our outstanding voting securities, including actions to remove directors. These provisions may also discourage another person or entity from making a tender offer for our common stock, because such person or entity, even if it acquired all or a majority of our outstanding voting securities, would be able to take action as a stockholder (such as electing new directors or approving a merger) only at a duly called stockholders’ meeting, and not by written consent.

Proxy Access. Our by-laws permit a stockholder or group of stockholders meeting certain eligibility requirements to nominate directors (up to the greater of two or twenty percent of the number of directors then in office) to serve on the board and to have those nominees included in the Company’s proxy solicitation materials. The eligibility requirements include the requirement to continuously hold an aggregate of three percent or more of the voting power of the Company’s outstanding common stock for at least three years, with up to twenty stockholders being able to aggregate their holdings to meet this requirement.

Advance Notice Requirements for Stockholder Proposals and Director Nominations. Our certificate of incorporation and by-laws provide that a stockholder seeking to bring business before an annual meeting of stockholders, or to nominate candidates for election as directors at an annual meeting of stockholders, provide timely notice of this intention in writing. To be timely, a stockholder’s notice shall be delivered to or mailed and received at the principal executive offices of the Company not less than 120 days nor more than 150 days prior to the first anniversary of the preceding year’s annual meeting of stockholders; provided, however, that in the event that the date of the annual meeting of stockholders is advanced more than 30 days prior to such anniversary date or delayed more than 60 days after such anniversary date, then to be timely such notice must be received by the Company no later than the later of (i) 60 days prior to the date of the meeting or (ii) the 10th day following the day on which public announcement of the date of the meeting was made. With respect to special meetings of stockholders, such notice must be delivered to our secretary not more than 90 days prior to such meeting and not later than the later of (i) 60 days prior to such meeting or (ii) 10 days following the date on which public announcement of the date of such meeting is first made.

The notice must contain, among other things, certain information about the stockholder delivering the notice and, as applicable, background information about each nominee or a description of the proposed business to be brought before the meeting. These provisions may preclude stockholders from bringing matters before an annual meeting of stockholders or from making nominations for directors at an annual or special meeting of stockholders.

Authorized but Unissued Shares. The authorized but unissued shares of common stock and preferred stock are available for future issuance without stockholder approval, subject to any limitations imposed by the New York Stock Exchange. These additional shares may be utilized for a variety of corporate acquisitions and employee benefit plans.

Super-Majority Voting. Delaware law provides generally that the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend a corporation’s certificate of incorporation or by-laws, unless a corporation’s certificate of incorporation or by-laws require a greater percentage. Provisions in our certificate of incorporation require the affirmative vote of the holders of at least 67% of our authorized voting stock to amend or repeal certain provisions of our certificate of incorporation which include, but are not limited to provisions which would reduce or eliminate the number of authorized common or preferred shares and all indemnification provisions. Such 67% stockholder vote would in either case be in addition to any separate class vote that might in the future be required pursuant to the terms of any preferred stock at the time any such amendments are submitted to stockholders. Our by-laws may also be amended or repealed by a majority vote of our board of directors.

Board Discretion in Considering Certain Offers. Our certificate of incorporation empowers our board of directors, when considering a tender offer or merger or acquisition proposal, to take into account factors in addition to potential economic benefit to stockholders. Such factors may include (i) comparison of the proposed consideration to be received by stockholders in relation to the then-current market price of our capital stock, our estimated current value in a freely negotiated transaction, and our estimated future value as an independent entity, and (ii) the impact of such a transaction on our employees, suppliers, and customers and its effect on the communities in which we operate.

Limitation of liability. Our certificate of incorporation contains certain provisions permitted under Delaware General Corporation Law relating to the liability of directors. These provisions eliminate a director’s personal liability for monetary damages resulting from a breach of fiduciary duty, except in certain circumstances involving certain wrongful acts, such as the breach of a director’s duty of loyalty or acts or omissions that involve intentional misconduct or a knowing violation of law. These provisions do not limit or eliminate our rights or the rights of any stockholder to seek non-monetary relief, such as an injunction or rescission, in the event of a breach of a director’s fiduciary duty. These provisions will not alter a director’s liability under federal securities laws. Our certificate of incorporation and by-laws also contain provisions indemnifying our directors and officers to the fullest extent permitted by the Delaware General Corporation Law. We believe that these provisions will assist us in attracting and retaining qualified individuals to serve as directors.

Transfer Agent and Registrar

The transfer agent and registrar for the common stock is American Stock Transfer and Trust Company, LLC.

New York Stock Exchange Listing

Our common stock is listed on the New York Stock Exchange under the symbol “TPX.”

DESCRIPTION OF 5.625% SENIOR NOTES DUE 2023
DESCRIPTION OF 5.500% SENIOR NOTES DUE 2026

The following summary of our 5.625% Senior Notes due 2023 (the “2023 Notes”) and our 5.500% Senior Notes due 2026 (the “2026 Notes,” and together with the 2023 Notes, the “Notes”) is based upon the Indenture dated as September 24, 2015, among the Company, the guarantors party thereto and The Bank of New York Mellon Trust Company, N.A. (“BNYM”), as trustee, as amended by the Supplemental Indenture dated as of October 21, 2019 (as amended, the “2023 Indenture”) and the Indenture dated as May 24, 2016, among the Company, the guarantors party thereto and BNYM, as trustee, as amended by the Supplemental Indenture dated as of October 21, 2019 (as amended, the “2026 Indenture” and with the 2023 Indenture, the “Note Indentures”). Together, the documents comprising the Note Indentures set forth the terms of the Notes. This summary is not complete, and is qualified by reference to (a) the Note Indentures, (b) the Registration Rights Agreement, dated as of September 24, 2015, by and among the Company, the guarantors party thereto, and BNYM regarding the 2023 Notes (“2023 Registration Rights Agreement”),

and (c) the Registration Rights Agreement, dated as of May 24, 2016, by and among the Company, the guarantors party thereto, and BNYM regarding the 2026 Notes (“2026 Registration Rights Agreement”), which are filed as exhibits to this Annual Report on Form 10-K and are incorporated by reference herein. Amendments or restatements of any of the above described documents will be filed with the SEC in future periodic or current reports in accordance with the rules of the SEC.

References in this section to “us,” “we” and “our” are solely to Tempur Sealy International, Inc. and not to any of its subsidiaries, unless the context requires otherwise.

General

2023 Notes. On September 24, 2015, we issued 5.625% Senior Notes due 2023 in the aggregate principal amount of $450 million in a private offering to qualified institutional buyers pursuant to Rule 144A of the Securities Act of 1933, as amended (the “Securities Act”), and to certain non-U.S. persons in accordance with Regulation S under the Securities Act. The 2023 Notes were issued pursuant to the 2023 Indenture.

In conjunction with the issuance and sale of the 2023 Notes, the Company and certain domestic restricted guarantor subsidiaries agreed through the 2023 Registration Rights Agreement to exchange the 2023 Notes for a new issue of substantially identical senior notes registered under the Securities Act (the “2023 Exchange Offer”). On April 4, 2016, we completed the 2023 Exchange Offer, with 100% of the outstanding notes tendered and received for new 2023 Notes registered under the Securities Act. As of December 31, 2019, there were 2023 Notes in the aggregate principal amount of $450 million outstanding.

2026 Notes. On May 24, 2016, we issued 5.500% Senior Notes due 2026 in the aggregate principal amount of $600 million in a private offering to qualified institutional buyers pursuant to Rule 144A of the Securities Act, and to certain non-U.S. persons in accordance with Regulation S under the Securities Act. The 2026 Notes were issued pursuant to the 2026 Indenture.

In conjunction with the issuance and sale of the 2026 Notes, the Company and certain domestic restricted guarantor subsidiaries agreed through the 2026 Registration Rights Agreement to exchange the 2026 Notes for a new issue of substantially identical senior notes registered under the Securities Act (the “2026 Exchange Offer”). On October 18, 2016, we completed the 2026 Exchange Offer, with 100% of the outstanding notes tendered and received for new 2026 Notes registered under the Securities Act. As of December 31, 2019, there were 2026 Notes in the aggregate principal amount of $600 million outstanding.

2023 Notes and 2026 Notes Deemed to be Same Class. In the event of our liquidation, dissolution, or winding up, or failure to make payments on the Notes, the holders of the 2023 Notes and the 2026 Notes will participate ratably and are deemed to be in the same class.

Summary of Note Indentures. The 2023 Indenture and the 2026 Indenture are substantially identical except as to maturity, interest rate and a few other matters. As a result, the following description is a summary of the material provisions of the Note Indentures with differences unique to the 2023 Notes and to the 2026 Notes separately described. The following summary does not restate either the 2023 Indenture or the 2026 Indenture in its entirety. We urge you to read the Note Indentures in their entirety because those documents, and not this description, defines the rights of a holder of the Notes.

Maturity

The 2023 Notes mature on October 15, 2023. The 2026 Notes mature on June 15, 2026.
Interest
Interest on the 2023 Notes is payable in cash in arrears on April 15 and October 15 of each year and on the maturity date.
Interest on the 2026 Notes is payable in cash in arrears on June 15 and December 15 of each year and on the maturity date.

Guarantees

The Notes are guaranteed by all of our existing and future domestic restricted subsidiaries (the “Guarantors”) that guarantee or are borrowers under our Amendment and Restatement Agreement, dated as of October 16, 2019 (the “2019 Credit Agreement”), by and among the Company, as parent borrower, Tempur-Pedic Management, LLC, as additional borrower, the subsidiary guarantors party thereto, the several banks and other financial institutions party thereto, and JP Morgan Chase Bank, N.A., as administrative agent. The guarantees will rank equally to all other unsecured and unsubordinated indebtedness of the Guarantors, but will be effectively junior to all of the secured indebtedness of the guarantors, to the extent of the value of the assets securing that indebtedness.
Each guaranty is evidenced by a note guaranty from a particular Guarantor and limited to the maximum amount that would not render the Guarantor’s obligations subject to avoidance under applicable fraudulent conveyance provisions of the United States Bankruptcy Code or any comparable provision of state law. By virtue of this limitation, a Guarantor’s obligation under its note guaranty could be significantly less than amounts payable with respect to the Notes, or a Guarantor may have effectively no obligation under its note guaranty.

Ranking

The Notes rank equally to all of our other unsecured and unsubordinated indebtedness, but will be effectively junior to all of our secured indebtedness, to the extent of the value of the assets securing that indebtedness. The Notes also effectively rank junior to all liabilities of our subsidiaries that do not guarantee the Notes. As of December 31, 2019:

•
The Notes would have effectively ranked junior to $472.5 million of secured indebtedness of the Company and the subsidiaries guaranteeing the Notes (including outstanding letters of credit, plus up to an additional $487.8 million available for borrowing under our 2019 Credit Agreement and Accounts Receivable Securitization); and

•	The Notes would have effectively ranked junior to $403.5 million of liabilities of our non-guarantor subsidiaries (excluding intercompany liabilities).

Open-Market and Other Purchases; No Sinking Fund

The Company at any time and from time to time may purchase Notes in the open market or otherwise. There are no mandatory sinking fund payments for the Notes.

Optional Redemption

2023 Notes. We may redeem all or a portion of the 2023 Notes at any time on or after October 15, 2018. The initial redemption price was 104.219% of the principal amount, plus accrued and unpaid interest, if any. The redemption price declined in 2019 and will continue to decline each year and will be 100.0% of the principal amount, plus accrued and unpaid interest, beginning on October 15, 2021 and thereafter.

2026 Notes. We may redeem any of the 2026 Notes beginning on June 15, 2021. The initial redemption price is 102.750% of their principal amount, plus accrued interest. The redemption price will decline each year after 2021 and will be 100% of their principal amount, plus accrued and unpaid interest, beginning on June 15, 2024. We may also redeem some or all of the 2026 Notes before June 15, 2021 at a redemption price of 100% of their principal amount, plus accrued and unpaid interest, to the redemption date, plus an applicable “make-whole” premium.

Repurchase at the Option of Holders Upon a Change of Control

Upon a Change of Control, each holder of the Notes will have the right to require us to repurchase all or any part of that holder’s Notes at a purchase price equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the purchase date.
We will not be required to make a change of control offer following a Change of Control if (1) a third party makes the change of control offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Note Indentures or (2) notice of redemption has been given pursuant to the Note Indentures to redeem all of the Notes, as described above under the caption “-Optional Redemption,” unless and until there is a default in payment of the applicable redemption price. Notwithstanding anything to the contrary contained herein, a change of control offer may be made in advance of a Change of Control, conditioned upon the consummation of such Change of Control, if a definitive agreement is in place for the Change of Control at the time the change of control offer is made.

The 2019 Credit Agreement restricts us in certain circumstances from purchasing any Notes prior to maturity of the Notes and also provides that the occurrence of some of the events that would constitute a Change of Control would constitute a default under the 2019 Credit Agreement. Future Debt of the Company may contain prohibitions of certain events which would constitute a Change of Control or require that future Debt be repurchased upon a Change of Control. Our failure to purchase the Notes in connection with a Change of Control would result in a default under the Note Indentures. Any such default would, in turn, constitute a default under the 2019 Credit Agreement, and may constitute a default under any of our future Debt as well.
If holders of not less than 90% in aggregate principal amount of the outstanding of the 2023 Notes or the 2026 Notes, as applicable, accept a change of control offer and the Company (or any third party making such change of control offer in lieu of the Company as described above) purchases all of the 2023 Notes or the 2026 Notes, as applicable, held by such holders, the Company will have the right, to redeem all of the 2023 Notes or 2026 Notes, as applicable, that remain outstanding following such purchase at a redemption price equal to the change of control purchase price plus, to the extent not included in the change of control purchase price, accrued and unpaid interest, if any, on the 2023 Notes or the 2026 Notes that remain outstanding, to the date of redemption.
Definition of Change of Control. “Change of Control” means the occurrence of any of the following events:

(a)    if any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) or any successor provisions to either of the foregoing), including any group acting for the purpose of acquiring, holding, voting or disposing of securities within the meaning of Rule 13d-5(b)(1) under the Exchange Act, becomes the Beneficial Owner (as defined in Rule 13d-3 under the Exchange Act with certain exceptions defined in the 2026 Indenture), directly or indirectly, of 50% or more of the total voting power of the voting stock of the Company; or

(b)    the sale, transfer, assignment, lease, conveyance or other disposition, directly or indirectly, of all or substantially all the Property of the Company and the Restricted Subsidiaries, considered as a whole (other than a disposition of assets as an entirety or virtually as an entirety to a wholly owned Restricted Subsidiary) shall have occurred, or the Company merges, consolidates or amalgamates with or into any other Person or any other Person merges, consolidates or amalgamates with or into the Company, in any event pursuant to a transaction in which the outstanding voting stock of the Company is reclassified into or exchanged for cash, securities or other Property, other than a transaction where:

(1) the outstanding voting stock of the Company is reclassified into or exchanged for other voting stock of the Company or for voting stock of the surviving corporation or transferee, and

(2)    the holders of the voting stock of the Company immediately prior to the transaction own, directly or indirectly, not less than a majority of the voting stock of the Company or the surviving corporation or transferee immediately after the transaction and in substantially the same proportion as before the transaction; or

         (c)    the stockholders of the Company shall have approved any plan of liquidation or dissolution of the Company.

Certain Covenants and Covenant Suspension
General Overview of Covenants. We and certain of our subsidiaries are subject to various covenants described in the Note Indentures, including our ability to:

•	incur additional indebtedness or provide guarantees in respect of obligations of other persons;

•	pay dividends on, repurchase or make distributions in respect of our capital stock or make other restricted payments;

•	prepay, redeem or repurchase subordinated debt;

•	make loans or investments;

•	sell or otherwise dispose of certain assets;

•	incur liens;

•	restrict dividends, loans or asset transfers from our subsidiaries;

•	consolidate, merge, sell or otherwise dispose of all or substantially all of our assets;

•	enter into a new or different line of business; and

•	enter into certain transactions with our affiliates.

Covenant Suspension. During any period of time that:

(a)	the Notes have Investment Grade Ratings from both Rating Agencies, and

(b)	no Default or Event of Default has occurred and is continuing under the Note Indentures,

then we and our Restricted Subsidiaries will not be subject to the following provisions of the Note Indentures:
“-Limitation on Debt,”
“-Limitation on Restricted Payments,”
“-Limitation on Asset Sales,”
“-Limitation on Restrictions on Distributions from Restricted Subsidiaries,”
clause (x) of the third paragraph (and as referred to in the first paragraph) of “-Designation of Restricted and Unrestricted Subsidiaries,” and
clause (d) of the first paragraph of “-Merger, Consolidation and Sale of Property”
Limitations on Issuance of Additional Notes

Subject to compliance with the covenant described under “-Limitations on Debt,” we can issue an unlimited amount of additional notes at later dates.

Covenant “-Limitations on Debt”
The Company shall not, and shall not permit any Restricted Subsidiary to, Incur, directly or indirectly, any Debt unless, after giving effect to the application of the proceeds thereof, either:
(1)    the Debt is Debt of the Company or a Guarantor and after giving effect to the Incurrence of the Debt and the application of the proceeds thereof, the Consolidated Fixed Charges Coverage Ratio would be greater than 2.00 to 1.00, or
(2)    the Debt is Permitted Debt.
The term “Permitted Debt” is defined to include the following:
(a)    Debt of the Company evidenced by the Notes;
(b)    Debt of the Company or a Restricted Subsidiary Incurred under any Credit Facilities; provided that the aggregate principal amount of all Debt Incurred under this clause (b) at any one time outstanding shall not exceed the greater of:
(1)    $2.124 billion, and
(2)    the sum of the amounts equal to:

(A)	60% of the book value of the inventory of the Company and the Restricted Subsidiaries, and

(B)	85% of the book value of the accounts receivable of the Company and the Restricted Subsidiaries (including any Receivables Entity that is a Restricted Subsidiary), in the case of each of clauses (A) and (B) as of last day of the most recently ended fiscal quarter of the Company for which internal financial statements of the Company are available;
(c)    Debt of the Company or a Restricted Subsidiary Incurred by a Receivables Entity in a qualified receivables transaction that is not recourse to the Company or any other Restricted Subsidiary of the Company (except for Standard Securitization Undertakings);
(d)    Debt of the Company owing to and held by any Restricted Subsidiary and Debt of a Restricted Subsidiary owing to and held by the Company or any Restricted Subsidiary; provided that (1) any subsequent issue or transfer of Capital Stock or other event that results in any Restricted Subsidiary ceasing to be a Restricted Subsidiary or any subsequent transfer of that Debt (except to the Company or a Restricted Subsidiary) shall be deemed, in each case, to constitute the Incurrence of that

Debt by the issuer thereof, and (2) if the Company is the obligor on that Debt, the Debt is expressly subordinated to the prior payment in full in cash of all obligations with respect to the 2026 Notes;
(e)    Debt of a Restricted Subsidiary outstanding on the date on which that Restricted Subsidiary was acquired by the Company or otherwise became a Restricted Subsidiary (other than Debt Incurred as consideration in, or to provide all or any portion of the funds or credit support utilized to consummate, a transaction or series of transactions pursuant to which the Restricted Subsidiary became a Restricted Subsidiary of the Company or was otherwise acquired by the Company); provided that at the time that Person was acquired by the Company or otherwise became a Restricted Subsidiary and after giving effect to the Incurrence of that Debt, (i) the Company would have been able to Incur $1.00 of additional Debt pursuant to clause (1) of the first paragraph of this covenant or (ii) the Consolidated Fixed Charges Coverage Ratio would have been greater than or equal to such ratio immediately prior to such transaction;
(f)    Debt Incurred as consideration in, or to provide all or any portion of the funds or credit support utilized to consummate, a transaction or series of transactions pursuant to which a Person became a Restricted Subsidiary of the Company or was otherwise acquired by the Company; provided that at the time that Person was acquired by the Company or otherwise became a Restricted Subsidiary and after giving effect to the Incurrence of that Debt, (i) the Company would have been able to Incur $1.00 of additional Debt pursuant to clause (1) of the first paragraph of this covenant or (ii) the Consolidated Fixed Charges Coverage Ratio would have been greater than or equal to such ratio immediately prior to such transaction;
(g)    Debt under interest rate agreements entered into by the Company or a Restricted Subsidiary for the purpose of limiting interest rate risk in the financial management of the Company or that Restricted Subsidiary and not for speculative purposes;
(h)    Debt under currency exchange protection agreements entered into by the Company or a Restricted Subsidiary for the purpose of limiting currency exchange rate risks in the financial management of the Company or that Restricted Subsidiary and not for speculative purposes;
(i)    Debt under commodity price protection agreements entered into by the Company or a Restricted Subsidiary in the financial management of the Company or that Restricted Subsidiary and not for speculative purposes;
(j)    Debt in connection with one or more standby letters of credit or performance or surety bonds or completion guarantees issued by the Company or a Restricted Subsidiary in the ordinary course of business or pursuant to self-insurance obligations and not in connection with the borrowing of money or the obtaining of advances or credit;
(k)    Debt arising from agreements of the Company or a Restricted Subsidiary providing for indemnification, adjustment of purchase price or similar obligations, in each case, Incurred in connection with the disposition of any business, assets or Capital Stock of a subsidiary, other than guarantees of Debt Incurred by any Person acquiring all or any portion of such business, assets or Capital Stock; provided that the maximum aggregate liability in respect of all such Debt shall at no time exceed the gross proceeds actually received by the Company or such Restricted Subsidiary in connection with such disposition;
(l)    Debt of the Company and its Restricted Subsidiaries outstanding on the issue date of the 2023 Notes and on the issue date of the 2026 Notes, in each case not otherwise described in clauses (a) through (k) above;
(m)    Debt of the Company or a Restricted Subsidiary in an aggregate principal amount outstanding at any one time not to exceed the greater of $100.0 million and 14.0% of the Company’s Consolidated Net Tangible Assets (as calculated at the time of Incurrence);
(n)    (i) Debt of one or more Foreign Restricted Subsidiaries in an aggregate principal amount outstanding at any one time not to exceed the greater of $250.0 million and 75.0% of EBITDA for the period of four fiscal quarters of the Company ended as of the last day of the most recent fiscal quarter for which internal financial statements of the Company are available (measured at the date of Incurrence and calculated with such pro-forma adjustments as are set forth in the definition of Consolidated Fixed Charges Coverage Ratio) and (ii) Debt of one or more Foreign Restricted Subsidiaries incurred to satisfy the Danish Tax Assessment;
(o)    Debt of the Company or a Restricted Subsidiary Incurred (i) in respect of Capital Lease Obligations and purchase money debt (including Debt Incurred pursuant to a real estate financing transaction or an equipment financing transaction); provided that the principal amount of any Debt Incurred pursuant to this clause (i), plus the aggregate outstanding amount of permitted refinancing debt Incurred to refinance Debt Incurred pursuant to this clause, outstanding at any one time may not exceed the greater of (a) $100.0 million and (b) 14.0% of Consolidated Net Tangible Assets and (ii) in respect of any Capital Lease Obligation with respect to a sale and leaseback of the headquarters of the Company in Lexington, Kentucky;
(p)    Debt of the Company or any Guarantor consisting of guarantees of Debt of the Company or any Restricted Subsidiary Incurred under any other clause of this covenant;
(q)    Debt under the industrial revenue bond financing for the Company’s real property and fixtures located in Albuquerque, New Mexico (the “Albuquerque IRB Financing”) in an aggregate principal amount not to exceed $100,000 and any refinancings, refundings, renewals and extensions thereof;
(r)    Debt of the Company or any Restricted Subsidiary arising in connection with the endorsement of instruments for deposit in the ordinary course of business;
(s)    Debt of the Company or any Restricted Subsidiary incurred in the ordinary course of business under guarantees of Debt of suppliers, licensees, franchisees or customers in an aggregate principal amount at any time outstanding not to exceed $10.0 million;
(t)    Debt of the Company or any Restricted Subsidiary arising from guarantees of Debt of joint ventures at any time outstanding under this clause (t) not to exceed the greater of $25.0 million and 3.5% of Consolidated Net Tangible Assets of the Company determined as of the date of incurrence of such Debt after giving pro-forma effect to such incurrence and the application of proceeds thereof;
(u)    Debt of the Company or any Restricted Subsidiary in respect of Debt of an Unrestricted Subsidiary or joint venture, to the extent that such liability is the result of the pledge of (or guaranty with recourse limited solely to) Capital Stock of such Unrestricted Subsidiary or joint venture; and
(v)    Permitted refinancing debt Incurred in respect of Debt Incurred pursuant to clause (1) of the first paragraph of this covenant and clauses (a), (e), (f), (l), (n)(ii) and (o) above or this clause (v).
Events of Default and Trustee Actions and Indemnification
Events of Default in respect of the Notes include:
(1)    failure to make the payment of any interest on the Notes when the same becomes due and payable, and that failure continues for a period of 30 days;
(2)    failure to make the payment of any principal of, or premium, if any, on, any of the Notes when the same becomes due and payable at its stated maturity, upon acceleration, redemption, optional redemption, required repurchase or otherwise;
(3)    failure to comply with the covenant described under “-Certain Covenants-Merger, Consolidation and Sale of Property”;
(4)    failure to comply with any other covenant or agreement in the Notes or in the Note Indentures (other than a failure that is the subject of the foregoing clause (1), (2) or (3)) and such failure continues for 30 days (180 days in the case of a failure to comply with a provision under “-Certain Covenants- SEC Reports”) after written notice is given to the Company as provided in the Note Indentures;
(5)    a default under any Debt by the Company or any Restricted Subsidiary that results in acceleration of the maturity of that Debt, or failure to pay any Debt at maturity, in an aggregate amount greater than $50.0 million or its foreign currency equivalent at the time (the “cross acceleration provisions”);
(6)    any judgment or judgments for the payment of money in an aggregate amount in excess of $50.0 million (or its foreign currency equivalent at the time) (net of amounts covered by insurance or bonded) that shall be rendered against the Company or any Restricted Subsidiary and that shall not be waived, satisfied, annulled, discharged or rescinded for any period of 30 consecutive days during which a stay of enforcement shall not be in effect (the “judgment default provisions”);
(7)    specified events involving bankruptcy, insolvency or reorganization of the Company or any Significant Subsidiary (the “bankruptcy provisions”); and

(8)    any note guaranty by any Significant Subsidiary ceases to be in full force and effect, other than in accordance with the terms of the Note Indentures, or a Guarantor denies or disaffirms its obligations under its note guaranty (the “note guaranty provisions”).
A Default under clause (4) is not an Event of Default until the trustee or the holders of not less than 25% in aggregate principal amount of the 2023 Notes or the 2026 Notes, as applicable, then outstanding notify the Company of the Default and the Company does not cure that Default within the time specified after receipt of the notice. The notice must specify the Default, demand that it be remedied and state that the notice is a “Notice of Default.”
If an Event of Default with respect to the Notes (other than an Event of Default resulting from particular events involving bankruptcy, insolvency or reorganization with respect to the Company) shall have occurred and be continuing, the trustee or the registered holders of not less than 25% in aggregate principal amount of 2023 Notes or the 2026 Notes, as applicable, then outstanding may declare to be immediately due and payable the principal amount of all the 2023 Notes or the 2026 Notes, as applicable, then outstanding, plus accrued but unpaid interest to the date of acceleration. In case an Event of Default resulting from events of bankruptcy, insolvency or reorganization with respect to the Company shall occur, the amount with respect to all the 2023 Notes or the 2026 Notes, as applicable, shall be due and payable immediately without any declaration or other act on the part of the trustee or the holders of the 2023 Notes or the 2026 Notes, as applicable. After any such acceleration, but before a judgment or decree based on acceleration is obtained by the trustee, the registered holders of a majority in aggregate principal amount of the applicable Notes then outstanding may, under some circumstances, rescind and annul the acceleration if all Events of Default, other than the nonpayment of accelerated principal, premium or interest, have been cured or waived as provided in the applicable Note Indenture.
Notwithstanding the foregoing, if an Event of Default described in clause (5) above shall have occurred and be continuing, such Event of Default and any consequential acceleration (to the extent not in violation of any applicable law or in conflict with any judgment or decree of a court of competent jurisdiction) shall be automatically rescinded if (a) the default relating to such Debt is waived by the holders of such Debt or cured and if such Debt has been accelerated, then the holders thereof have rescinded their declaration of acceleration in respect of such Debt, (b) any other existing Events of Default, except nonpayment of principal, premium, if any, or interest on the applicable Notes that became due solely because of the acceleration of such Notes, have been cured or waived and (c) there has been deposited with the trustee a sum sufficient to pay all sums paid or advanced by the trustee and the reasonable compensation, expenses, disbursements and advances of the trustee, its agents and counsel incurred in connection with the rescinded Event of Default.
Subject to the provisions of the Note Indentures relating to the duties of the trustee, in case an Event of Default shall occur and be continuing, the trustee will be under no obligation to exercise any of its rights or powers under the Note Indentures at the request or direction of any of the holders of the Notes, unless the holders shall have offered to the trustee reasonable indemnity. Subject to the provisions for the indemnification of the trustee, the holders of a majority in aggregate principal amount of the 2023 Notes or the 2026 Notes, as applicable, then outstanding will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to the 2023 Notes or the 2026 Notes, as applicable.
No holder of any Note will have any right to institute any proceeding with respect to the applicable Note Indenture, or for the appointment of a receiver or trustee, or for any remedy thereunder, unless:

(a)    that holder has previously given to the trustee written notice of a continuing Event of Default,

(b)    the registered holders of at least 25% in aggregate principal amount of the applicable Notes then outstanding have made written request and offered reasonable indemnity to the trustee to institute the proceeding as trustee, and

(c)    the trustee shall not have received from the registered holders of a majority in aggregate principal amount of the applicable Notes then outstanding a direction inconsistent with that request and shall have failed to institute the proceeding within 60 days.
However, these limitations do not apply to a suit instituted by a holder of any Note for enforcement of payment of the principal of, and premium, if any, or interest on, that Note on or after the respective due dates expressed in that Note. The trustee shall not be deemed to have notice of any Default or Event of Default unless an officer of the trustee having direct responsibility for the administration of the applicable Note Indenture has received written notice of any such event and such notice references the applicable Notes and the related Note Indenture.

Annual Officer’s Certificate as to Compliance
Not later than June 1 every year, the Company is required to deliver to the trustee a certificate executed by the principal executive officer, principal financial officer or principal accounting officer of the Company as to such officer’s knowledge of the Company’s compliance with all conditions and covenants under each Note Indenture.
Defeasance and Discharge
We may discharge our obligations under the 2023 Notes or the 2026 Notes and the related Note Indenture by irrevocably depositing in trust with the trustee money or Government Obligations sufficient to pay principal of and interest on such Notes to maturity or redemption within one year, subject to meeting certain other conditions.
The Note Indentures provide that we may at any time terminate all our obligations under the 2023 Notes or the 2026 Notes and the related Note Indenture (“legal defeasance”), except for particular obligations, including those respecting the defeasance trust and obligations to register the transfer or exchange of the applicable Notes, to replace mutilated, destroyed, lost or stolen notes and to maintain a registrar and paying agent in respect of such notes.
In addition, we may elect to have our obligations released with respect to certain covenants in the Note Indentures (“covenant defeasance”). Any failure to comply with these obligations will not constitute a default or an event of default with respect to the Notes. In the event covenant defeasance occurs, certain events, not including non-payment, bankruptcy and insolvency events, described under “Events of Default” will no longer constitute an event of default.
The Company may exercise its legal defeasance option notwithstanding its prior exercise of its covenant defeasance option.
The legal defeasance option or the covenant defeasance option may be exercised only if:
(a)    we irrevocably deposit in trust with the trustee money in U.S. dollars or U.S. dollar-denominated Government Obligations for the payment of principal of and interest (including premium, if any) on the 2023 Notes or 2026 Notes, as applicable, to maturity or redemption;
(b)    we deliver to the trustee a certificate of a nationally recognized accounting firm expressing their opinion that the payments of principal and interest when due and without reinvestment on the deposited Government Obligations plus any deposited money without investment will provide cash at the times and in amounts as will be sufficient to pay principal and interest (including premium, if any) when due on all the 2023 Notes or 2026 Notes, as applicable, to maturity or redemption, as the case may be;
(c)    123 days pass after the deposit is made and during the 123-day period no Default described in clause (7) under “-Events of Default” occurs with respect to the Company or any other Person making the deposit which is continuing at the end of the period;
(d)    no Default or Event of Default has occurred and is continuing on the date of the deposit and after giving effect thereto;
(e)    the deposit does not constitute a default under any other agreement or instrument binding on the Company;
(f)    in the case of the legal defeasance option, the Company delivers to the trustee an opinion of counsel stating that:
(1)    the Company has received from the Internal Revenue Service a ruling, or
(2)    since the issue date of the applicable Notes there has been a change in the applicable Federal income tax law, to the effect, in either case, that, and based thereon the opinion of counsel shall confirm that, the beneficial owners of the 2023 Notes or the 2026 Notes, as applicable, will not recognize income, gain or loss for U.S. federal income tax purposes as a result of the defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if the defeasance had not occurred;

(g)    in the case of the covenant defeasance option, the Company delivers to the trustee an opinion of counsel to the effect that the beneficial owners of the 2023 Notes or the 2026 Notes, as applicable, will not recognize income, gain or loss for Federal income tax purposes as a result of that covenant defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if that covenant defeasance had not occurred; and
(h)    the Company delivers to the trustee an officers’ certificate and an opinion of counsel, each stating that all conditions precedent to the defeasance and discharge of the notes have been complied with as required by the indenture.
In the case of either discharge or defeasance, the note guaranties, if any, will terminate.
Amendments and Waivers
Subject to some exceptions, the Note Indentures may be amended with the consent of the registered holders of a majority in aggregate principal amount of the 2023 Notes or the 2026 Notes, as applicable, then outstanding and any past default or compliance with any provisions may also be waived with the consent of the registered holders of a majority in aggregate principal amount of the 2023 Notes or the 2026 Notes, as applicable, then outstanding, except a default in the payment of principal, premium, if any, or interest and particular covenants and provisions of the Note Indentures which cannot be amended without the consent of each holder of an outstanding 2023 Note or 2026 Note, as applicable. However, without the consent of each holder of an outstanding 2023 Note or 2026 Note, as applicable, affected thereby, no amendment may, among other things,

(1)    reduce the amount of the Notes whose holders must consent to an amendment or waiver,

(2)    reduce the rate of or extend the time for payment of interest on any Note,

(3)    reduce the principal of or extend the stated maturity of any Note,

(4)    make any Note payable in money other than U.S. dollars,

(5)    impair the right of any holder of the Notes to receive payment of principal of and interest on that holder’s Notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to that holder’s Notes,

(6)    subordinate the Notes to any other obligation of the Company,

(7)    reduce the premium payable upon the redemption of any Note or change the time at which any Note may be redeemed, as described under “-Optional Redemption,”

(8)    at any time after a Change of Control has occurred, reduce the premium payable upon a Change of Control or change the time at which the change of control offer relating thereto must be made or at which the Notes must be repurchased pursuant to that change of control offer, or

(9)    at any time after the Company is obligated to make a prepayment offer with the excess proceeds from asset sales, change the time at which the prepayment offer must be made or at which the Notes must be repurchased pursuant thereto.
Without the consent of any holder of the Notes, the Company and the trustee may amend the Note Indentures to:

(1)    cure any ambiguity, omission, defect or inconsistency,

(2)    provide for the assumption by a successor of the obligations of the Company or any Guarantor under the Note Indentures,

(3)    provide for uncertificated Notes in addition to or in place of certificated Notes; provided that the uncertificated Notes are issued in registered form for purposes of Section 163(f) of the Internal Revenue Code of 1986, as amended (the “Code”), or in a manner such that the uncertificated Notes are described in Section 163(f)(2)(B) of the Code,

(4)    add guarantees with respect to the Notes or release Guarantors from their note guaranties as provided by the terms of the Note Indentures or the note guaranties,

(5)    secure the Notes or the note guarantees (and, thereafter, provide releases of collateral in accordance with the security documents entered into in connection therewith), add to the covenants of the Company for the benefit of the holders of the Notes or surrender any right or power conferred upon the Company,

(6)    make any change that does not adversely affect the rights of any holder of the Notes,

(7)    comply with any requirement of the SEC in connection with the qualification of the Note Indentures under the Trust Indenture Act of 1939, as amended,

(8)    provide for the issuance of additional Notes in accordance with the Note Indentures,

(9)    conform any provisions to the “Description of Exchange Notes” as appearing in the applicable offering document,

(10)    to evidence or provide for the acceptance of appointment under either Note Indenture of a successor trustee;

(11)    to provide for the addition of a corporate co-issuer in accordance with the covenant described under the subheading “-Certain Covenants-Merger, Consolidation or Sale of Assets;” or

(12)    to add covenants or Events of Default for the benefit of the holders or surrender any right or power conferred upon the Company or any Guarantor.

Certain Definitions

“Capital Lease Obligation” means any obligation under a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP; and the amount of Debt represented by that obligation shall be the capitalized amount of the obligations determined in accordance with GAAP; and the stated maturity thereof shall be the date of the last payment of rent or any other amount due under that lease prior to the first date upon which that lease may be terminated by the lessee without payment of a penalty. For purposes of “-Certain Covenants-Limitation on Liens,” a Capital Lease Obligation shall be deemed secured by a lien on the Property being leased.

“Capital Stock” means, with respect to any Person, any shares or other equivalents (however designated) of any class of corporate stock or partnership interests or any other participations, rights, warrants, options or other interests in the nature of an equity interest in that Person, including preferred stock, but excluding any debt security convertible or exchangeable into that equity interest.
“Consolidated Current Liabilities” means, as of any date of determination, the consolidated current liabilities of the Company and its Restricted Subsidiaries that may properly be classified as current liabilities in conformity with GAAP, excluding, without duplication, (a) the current portion of any long-term Debt and (b) the aggregate outstanding principal amount of the revolving credit loans made to the Company under the Credit Agreement.
“Consolidated Fixed Charges” means, for any period for the Company and its consolidated Restricted Subsidiaries, the sum, without duplication, of,

(a)    Consolidated Interest Expense for such period, plus
(b)    Disqualified stock dividends paid, accrued or scheduled to be paid or accrued during such period, excluding dividends paid in qualified capital stock, plus
(c)    Preferred Stock Dividends paid, accrued or scheduled to be paid or accrued during such period, excluding dividends paid or scheduled to be paid in Qualified Capital Stock.
“Consolidated Fixed Charges Coverage Ratio” means, as of any date of determination, the ratio of:
(a)    the aggregate amount of EBITDA for the most recent four consecutive fiscal quarters ending prior to such determination date for which internal financial statements of the Company are available, to
(b)    Consolidated Fixed Charges for those four fiscal quarters;

provided that:
(1)    if

(a)	since the beginning of that period the Company or any Restricted Subsidiary has Incurred any Debt that remains outstanding or repaid any Debt, or

(b)	the transaction giving rise to the need to calculate the Consolidated Fixed Charges Coverage Ratio involves an Incurrence or repayment of Debt,
Consolidated Fixed Charges for that period shall be calculated after giving effect on a pro-forma basis to that Incurrence or repayment as if the Debt was Incurred or repaid on the first day of that period; provided that, in the event of any repayment of Debt, EBITDA for that period shall be calculated as if the Company or such Restricted Subsidiary had not earned any interest income actually earned during such period in respect of the funds used to repay such Debt, and
(2)    if

(a)
since the beginning of that period the Company or any Restricted Subsidiary shall have made any asset sale or an Investment (by merger or otherwise) in any Restricted Subsidiary (or any Person which becomes a Restricted Subsidiary) or an acquisition of Property which constitutes all or substantially all of an operating unit of a business,

(b)	the transaction giving rise to the need to calculate the Consolidated Fixed Charges Coverage Ratio involves an asset sale, Investment or acquisition, or

(c)
since the beginning of that period any Person (that subsequently became a Restricted Subsidiary or was merged with or into the Company or any Restricted Subsidiary since the beginning of that period) shall have made such an asset sale, Investment or acquisition,

EBITDA for that period shall be calculated after giving pro-forma effect to the Asset Sale, Investment or acquisition as if the asset sale, Investment or acquisition occurred on the first day of that period.
If any Debt bears a floating rate of interest and is being given pro-forma effect, the interest expense on that Debt shall be calculated as if the base interest rate in effect for the floating rate of interest on the date of determination had been the applicable base interest rate for the entire period (taking into account any interest rate agreement applicable to that Debt if the applicable interest rate agreement has a remaining term in excess of 12 months). In the event the Capital Stock of any Restricted Subsidiary is sold during the period, the Company shall be deemed, for purposes of clause (1) above, to have repaid during that period the Debt of that Restricted Subsidiary to the extent the Company and its continuing Restricted Subsidiaries are no longer liable for that Debt after the sale.
“Consolidated Interest Expense” means, for any period for the Company and its Restricted Subsidiaries, all interest expense on a consolidated basis determined in accordance with GAAP, but, in any event, including the interest component under Capital Lease Obligations and the implied interest component under qualified receivables transactions and excluding (i) commissions, discounts, yield and other fees and charges related to qualified receivables transaction and (ii) amortization or write-off of deferred financing fees, debt issuance costs, commissions and fees and expenses with respect to Debt.
“Consolidated Net Income” means, for any period for the Company and its Restricted Subsidiaries, net income (or loss) determined on a consolidated basis in accordance with GAAP, but excluding:
(a)    unusual or non-recurring charges for such period, including restructuring charges or reserves, severance, relocation costs and one-time compensation charges (including without limitation retention bonuses) and other costs relating to the closure of facilities or impairment of facilities; provided that the aggregate amount added back pursuant to this clause (a) shall not exceed, for any period of four consecutive fiscal quarters, 15% of EBITDA for such period (prior to giving effect to any adjustment pursuant to this clause (a);
(b)    the non-cash effects of purchase accounting under Accounting Standards Codification of the Financial Accounting Standards Board 805;

(c)    any deduction for income (or addition for losses) attributable to the minority equity interests of third parties in any Restricted Subsidiary except, in the case of income, to the extent of dividends paid in respect of such period to the holder of such minority equity interest;
(d)    any gain (or loss) realized upon the sale or other disposition of any Property of the Company or any of its Restricted Subsidiaries (including pursuant to any sale and leaseback transaction) that is not sold or otherwise disposed of in the ordinary course of business;
(e)    any gain or loss attributable to the early extinguishment of Debt;
(f)    any extraordinary gain or loss or cumulative effect of a change in accounting principles to the extent disclosed separately on the consolidated statement of income;
(g)    any unrealized gains or losses of the Company or its Restricted Subsidiaries on any Hedging Obligations;
(h)    the undistributed earnings of any Restricted Subsidiary to the extent that the declaration or payment of dividends or similar distributions by such Restricted Subsidiary is not at the time permitted by the terms of any agreement, instrument, contract or other undertaking to which such Restricted Subsidiary is a party or by which any of its property is bound or any law, treaty, rule, regulation or determination of an arbitrator or a court of competent jurisdiction or other Governmental Authority, in each case, applicable or binding upon such Restricted Subsidiary or any of its property or to which such Restricted Subsidiary or any of its property is subject;
(i)    costs, fees, expenses or premiums incurred during such period in connection with the transactions; and
(j)    costs, fees and expenses incurred during such period in connection with acquisitions (whether or not consummated), other Investments consisting of acquisitions of assets or equity constituting a business unit, line of business, division or entity (whether or not consummated) and dispositions of Property (whether or not consummated), other than dispositions, to the extent considered dispositions (or any equivalent term used in the 2019 Credit Agreement) under the 2019 Credit Agreement, of Property effected in the ordinary course of business.
Notwithstanding the foregoing, (i) for purposes of the covenant described under “-Certain Covenants-Limitation on Restricted Payments” only, there shall be excluded from Consolidated Net Income any dividends, repayments of loans or advances or other transfers of assets from Unrestricted Subsidiaries to the Company or a Restricted Subsidiary to the extent the dividends, repayments or transfers increase the amount of Restricted Payments permitted under that covenant pursuant to clause (c)(4) thereof, and (ii) any net income (loss) of any Person (other than the Company) that is not a Restricted Subsidiary shall be excluded in calculating Consolidated Net Income, except that the Company’s equity in the net income of any such Person for any period shall be included, without duplication, in such Consolidated Net Income up to the aggregate amount of cash distributed by the Person during such period to the Company or a Restricted Subsidiary as a dividend or distribution.
“Consolidated Net Tangible Assets” means, as of any date of determination, the sum of the amounts that would appear on a consolidated balance sheet of the Company and its consolidated Restricted Subsidiaries as the total assets (less accumulated depreciation, amortization, allowances for doubtful receivables, other applicable allowances and other properly deductible items) of the Company and its Restricted Subsidiaries, after giving effect to purchase accounting and after deducting therefrom Consolidated Current Liabilities and, to the extent otherwise included, the amounts of (without duplication):
(a)    the excess of cost over fair market value of assets or businesses acquired;
(b)    any revaluation or other write-up in book value of assets subsequent to the last day of the fiscal quarter of the Company immediately preceding the issue date of the Notes as a result of a change in the method of valuation in accordance with GAAP;
(c)    unamortized debt discount and expenses and other unamortized deferred charges, goodwill, patents, trademarks, service marks, trade names, copyrights, licenses, organization or developmental expenses and other intangible items;
(d)    noncontrolling interests in consolidated Subsidiaries held by Persons other than the Company or any Restricted Subsidiary;
(e)    treasury stock;

(f)    cash or securities set aside and held in a sinking or other analogous fund established for the purpose of redemption or other retirement of Capital Stock to the extent such obligation is not reflected in Consolidated Current Liabilities; and
(g)    Investments in and assets of Unrestricted Subsidiaries.
For the avoidance of doubt any deferred tax assets that would appear on a consolidated balance sheet of the Company and its Restricted Subsidiaries shall be included in the calculation of Consolidated Net Tangible Assets.
“Consolidated Secured Leverage Ratio” means, as of any date of determination, the ratio of

(a)
(x) the aggregate amount of all Debt of the Company and its Restricted Subsidiaries secured by liens at the date of determination (on a pro-forma basis reflecting any Incurrence of Debt and repayment of Debt made on such date), less

(y) the aggregate amount (not to exceed $150.0 million) of Qualified Cash on such date of determination, to
(b)    the aggregate amount of EBITDA for the Company for the four full fiscal quarters, treated as one period, ending prior to the date of the transaction (the “Transaction Date”) giving rise to the need to calculate the Consolidated Secured Leverage Ratio for which internal financial statements of the Company are available (such four full fiscal quarter period being referred to herein as the “Four Quarter Period”).
In addition to and without limitation of the foregoing, for purposes of this definition, this ratio shall be calculated after giving effect to the following:
(1)    if since the beginning of that period the Company or any Restricted Subsidiary shall have made any asset sale or an Investment (by merger or otherwise) in any Restricted Subsidiary (or any Person which becomes a Restricted Subsidiary) or an acquisition of Property which constitutes all or substantially all of an operating unit of a business,
(2)    if the transaction giving rise to the need to calculate the Consolidated Secured Leverage Ratio involves an asset sale, Investment or acquisition, or
(3)    since the beginning of the Four Quarter Period any Person (that subsequently became a Restricted Subsidiary or was merged with or into the Company or any Restricted Subsidiary since the beginning of the Four Quarter Period) shall have made such an asset sale, Investment or acquisition,
EBITDA for that period shall be calculated after giving pro-forma effect to the asset sale, Investment or acquisition as if the asset sale, Investment or acquisition occurred on the first day of the Four Quarter Period.
For purposes of calculating the Consolidated Secured Leverage Ratio, the Company may elect to treat the entire commitment of any secured revolving credit facility of the Company or any Restricted Subsidiary to be deemed to be fully drawn as of the date such agreement is executed, and thereafter the amount of such commitment shall be deemed to be fully borrowed and outstanding at all times for purposes of the covenant described under “-Certain Covenants-Limitation on Debt” and calculation of the Consolidated Secured Leverage Ratio, and shall not be required to retest upon any borrowings thereunder.
“Consolidated Total Debt Ratio” means, as of any date of determination, the ratio of:

(a)
(x) the aggregate amount of all Debt of the Company and its Restricted Subsidiaries secured by liens at the date of determination (on a pro-forma basis reflecting any Incurrence of Debt and repayment of Debt made on such date), less

(y) the aggregate amount (not to exceed $150.0 million) of Qualified Cash on such date of determination, to

(b)
the aggregate amount of EBITDA for the Company for the four full fiscal quarters, treated as one period, ending prior such date of determination for which internal financial statements of the Company are available, in each case with such pro-forma adjustments to Consolidated Total Indebtedness, cash and Temporary Cash Investments and EBITDA as are appropriate and consistent with the pro-forma adjustment provisions in the definition of Consolidated Secured Leverage Ratio.
“Credit Facilities” means, one or more debt facilities (including the 2019 Credit Agreement), loan agreements, indentures, commercial-paper or other facilities, in each case, with banks or other institutional lenders, institutional investors or other lenders, investors or credit providers providing for revolving credit loans, term loans, term debt, debt securities, receivables financing (including through qualified receivables transactions and other transactions involving the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit or other Debt, in each case, as amended, restated, modified, renewed, extended, increased, refunded, replaced in any manner (whether upon or after termination or otherwise) or refinanced in whole or in part from time to time.
“Danish Tax Assessment” means the pending income tax assessment from the Danish Tax Authority and any related assessment from the Danish Tax Authority for subsequent years and related interest and penalties, as described in the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2015
“Debt” means, with respect to any Person on any date of determination (without duplication):
(a)    the principal of and premium (if any) in respect of:
(1)    debt of the Person for money borrowed, and

(2)	debt evidenced by notes, debentures, bonds or other similar instruments for the payment of which the Person is responsible or liable;
(b)    all Capital Lease Obligations of the Person;
(c)    all obligations of the Person issued or assumed as the deferred purchase price of Property, all conditional sale obligations of the Person and all obligations of the Person under any title retention agreement (but excluding trade accounts payable arising in the ordinary course of business);
(d)    all obligations of the Person for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction (other than obligations with respect to letters of credit securing obligations (other than obligations described in clauses (a) through (c) above) entered into in the ordinary course of business of the Person to the extent those letters of credit are not drawn upon or, if and to the extent drawn upon, the drawing is reimbursed no later than the third business day following receipt by the Person of a demand for reimbursement following payment on the letter of credit);
(e)    the amount of all obligations of the Person with respect to the Repayment of any Disqualified Stock or, with respect to any subsidiary of the Person, any Preferred Stock (but excluding, in each case, any accrued dividends);
(f)    all obligations of the type referred to in clauses (a) through (e) of other Persons the payment of which, in either case, the Person is responsible or liable, directly or indirectly, as obligor, guarantor or otherwise, including by means of any Guarantee;
(g)    all obligations of the type referred to in clauses (a) through (f) of other Persons secured by any Lien on any Property of the Person (whether or not such obligation is assumed by the Person), the amount of such obligation being deemed to be the lesser of the value of that Property or the amount of the obligation so secured; and
(h)    to the extent not otherwise included in this definition, Hedging Obligations of such Person.
The amount of Debt of any Person will be deemed to be:

(1)	with respect to contingent obligations, the maximum liability upon the occurrence of the contingency giving rise to the obligation;

(2)
with respect to Debt secured by a Lien on an asset of such Person but not otherwise the obligation, contingent or otherwise, of such Person, the lesser of (x) the fair market value of such asset on the date the Lien attached and (y) the amount of such Debt;

(3)	with respect to any Debt issued with original issue discount, the face amount of such Debt less the remaining unamortized portion of the original issue discount of such Debt;

(4)
with respect to any Hedging Obligation, zero if the Hedging Obligation has been incurred pursuant to clause (g), (h) or (i) of the second paragraph of the covenant described under “-Certain Covenants-Limitation on Debt,” or otherwise the net amount payable if such Hedging Obligation terminated at that time due to default by such Person; and

(5)	otherwise, the outstanding principal amount thereof.
Notwithstanding the foregoing, the following shall not constitute or be deemed to be “Debt”:

(i)
any debt that has been defeased in accordance with GAAP or defeased pursuant to the deposit of cash or Temporary Cash Investments (in an amount sufficient to satisfy all such indebtedness at maturity or redemption, as applicable, and all payments of interest and premium, if any) in a trust or account created or pledged for the sole benefit of the holders of such indebtedness, and subject to no other liens, and the other applicable terms of the instrument governing such indebtedness;

(ii)
any obligations arising from agreements of a Person providing for indemnification, adjustment of purchase price, holdbacks, contingent payment obligations based on a final financial statement or performance of acquired or disposed of assets or similar obligations (other than guarantees of Debt), in each case incurred or assumed by such Person in connection with the acquisition or disposition of assets (including through mergers, consolidations or otherwise);

(iii)	accrued expenses or trade payables;

(iv)	contingent obligations incurred in the ordinary course of business and not in respect of borrowed money; and

(v)	deferred or prepaid revenues.
“Domestic Restricted Subsidiary” means any Restricted Subsidiary formed under the laws of the United States of America or any jurisdiction thereof.
“Foreign Restricted Subsidiary” means any Restricted Subsidiary that is not a Domestic Restricted Subsidiary.
“GAAP” means United States generally accepted accounting principles as in effect on the date of issue of the Notes, including those set forth in the Accounting Standards Codification of the Financial Accounting Standards Board and in the rules and regulations of the SEC governing the inclusion of financial statements (including pro-forma financial statements) in periodic reports required to be filed pursuant to Section 13 of the Exchange Act, including opinions and pronouncements in staff accounting bulletins and similar written statements from the accounting staff of the SEC. Notwithstanding the foregoing, for purposes of determining compliance with any covenant (including the computation of any financial covenant) contained herein, Debt shall be deemed to be carried at 100% of the outstanding principal amount thereof, and the effects of Accounting Standards Codification of the Financial Accounting Standards Board 825 and 470-20 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) on financial liabilities (including valuing any such Debt in a reduced or bifurcated manner as described therein) shall be disregarded.
“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank) and any group or body charged with setting financial accounting or regulatory capital rules or standards (including, without limitation, the Financial Accounting Standards Board, the Bank for International Settlements or the Basel Committee on Banking Supervision or any successor or similar authority to any of the foregoing).
“Government Obligations” means direct obligations (or certificates representing an ownership interest in such obligations) of the United States of America or any country that is a member of the European Union on the Issue Date (including any agency or instrumentality thereof) for the payment of which the full faith and credit of the United States of America or such European Union country is pledged and which are not callable or redeemable at the issuer’s option.

“Hedging Obligation” of any Person means any obligation of that Person pursuant to any interest rate agreement, currency exchange protection agreement, commodity price protection agreement or any other similar agreement or arrangement.
“Incur” means, with respect to any Debt or other obligation of any Person, to create, issue, incur (by merger, conversion, exchange or otherwise), extend, assume, Guarantee or become liable in respect of that Debt or other obligation or the recording, as required pursuant to GAAP or otherwise, of any Debt or obligation on the balance sheet of that Person (and “Incurrence” and “Incurred” shall have meanings correlative to the foregoing); provided that a change in GAAP that results in an obligation of that Person that exists at such time, and is not theretofore classified as Debt, becoming Debt shall not be deemed an Incurrence of that Debt; provided further that any Debt or other obligations of a Person existing at the time the Person becomes a subsidiary (whether by merger, consolidation, acquisition or otherwise) shall be deemed to be Incurred by that Subsidiary at the time it becomes a subsidiary; and provided further that solely for purposes of determining compliance with “-Certain Covenants-Limitation on Debt,” amortization of debt discount or premium shall not be deemed to be the Incurrence of Debt; provided that in the case of Debt sold at a discount or at a premium, the amount of the Debt Incurred shall at all times be the aggregate principal amount at Stated Maturity.
“Investment” by any Person means any direct or indirect loan (other than advances to customers and suppliers in the ordinary course of business that are recorded as accounts receivable on the balance sheet of that Person), advance or other extension of credit or capital contribution (by means of transfers of cash or other Property to others or payments for Property or services for the account or use of others, or otherwise) to, or Incurrence of a Guarantee of any obligation of, or purchase or acquisition of Capital Stock, bonds, notes, debentures or other securities or evidence of Debt issued by, any other Person, including any partnership or joint venture interest in such other Person and any arrangement pursuant to which the investor undertakes any Support Obligation with respect to Debt or other obligations of such other Person.
In determining the amount of any Investment made by transfer of any Property other than cash, the Property shall be valued at its fair market value at the time of the Investment.
“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB-(or the equivalent) by S&P.
“Moody’s” means Moody’s Investors Service, Inc. or any successor to the rating agency business thereof.
“Person” means any individual, corporation, company (including any limited liability company), association, partnership, joint venture, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.
“Property” means, with respect to any Person, any interest of that Person in any kind of property or asset, whether real, personal or mixed, or tangible or intangible, including Capital Stock in, and other securities of, any other Person. For purposes of any calculation required pursuant to the indenture, the value of any Property shall be its Fair Market Value.
“Qualified Cash” means the sum of (a) 100% of the unrestricted cash and Temporary Cash Investments of the Company and its Domestic Restricted Subsidiaries and (b) 60% of the unrestricted cash and Temporary Cash Investments of the Company’s Foreign Restricted Subsidiaries.
“Rating Agencies” mean Moody’s and S&P.
“Receivables Entity” means a wholly owned subsidiary of the Company (or another Person formed for the purposes of engaging in a qualified receivables transaction with the Company in which the Company or any subsidiary of the Company makes an Investment and to which the Company or any subsidiary of the Company transfers accounts receivable and related assets) which engages in no activities other than in connection with the financing of accounts receivable of the Company and its subsidiaries, all proceeds thereof and all rights (contractual or other), collateral and other assets relating thereto, and any business or activities incidental or related to that business, and (with respect to any Receivables Entity formed after the issue date of the Notes) which is designated by the Board of Directors (as provided below) as a Receivables Entity and
(a)    no portion of the Debt or any other obligations (contingent or otherwise) of which

(1)
is Guaranteed by the Company or any subsidiary of the Company (excluding guarantees of obligations (other than the principal of, and interest on, Debt) pursuant to Standard Securitization Undertakings),

(2)	is recourse to or obligates the Company or any subsidiary of the Company in any way other than pursuant to Standard Securitization Undertakings, or

(3)
subjects any property or asset of the Company or any subsidiary of the Company, directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings;

(b)    with which neither the Company nor any subsidiary of the Company has any material contract, agreement, arrangement or understanding other than on terms which the Company reasonably believes to be no less favorable to the Company or the subsidiary than those that might be obtained at the time from Persons that are not affiliates of the Company, and
(c)    to which neither the Company nor any subsidiary of the Company has any obligation to maintain or preserve the entity’s financial condition or cause the entity to achieve certain levels of operating results other than pursuant to Standard Securitization Undertakings.
“Restricted Subsidiary” means any subsidiary of the Company other than an Unrestricted Subsidiary.
“S&P” means Standard & Poor’s Ratings Services, a business of Standard & Poor’s Financial Services LLC, a subsidiary of The McGraw Hill Companies, Inc., or any successor to the rating agency business thereof.
“Significant Subsidiary” means any Restricted Subsidiary or group of Restricted Subsidiaries that would be a “Significant Subsidiary” of the Company within the meaning of Rule 1-02 under Regulation S-X promulgated by the SEC.
“Standard Securitization Undertakings” means representations, warranties, covenants and indemnities entered into by the Company or any subsidiary of the Company which are customary in an accounts receivable securitization transaction involving a comparable company.
“Temporary Cash Investments” means any of the following:
(a)    securities issued or directly and fully guaranteed or insured by the United States or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) having maturities of not more than twelve months from the date of acquisition,
(b)    U.S. dollar denominated deposit accounts, time deposits and certificates of deposit of (i) any lender under the 2019 Credit Agreement, (ii) any domestic commercial bank of recognized standing having capital and surplus in excess of $500.0 million or (iii) any bank whose short-term commercial paper rating from S&P is at least A-1 or the equivalent thereof or from Moody’s is at least P-1 or the equivalent thereof (collectively, an “Approved Bank”), in each case with maturities of not more than 364 days from the date of acquisition,
(c)    commercial paper and variable or fixed rate notes issued by any approved bank (or by the parent company thereof) or any variable rate notes issued by, or guaranteed by, any domestic corporation rated A-1 (or the equivalent thereof) or better by S&P or P-1 (or the equivalent thereof) or better by Moody’s and maturing within twelve months of the date of acquisition,
(d)    repurchase agreements entered into by any Person with a bank or trust company or recognized securities dealer having capital and surplus in excess of $500.0 million for direct obligations issued by or fully guaranteed by the United States in which such Person shall have a perfected first priority security interest (subject to no other Liens) and having, on the date of purchase thereof, a fair market value of at least one hundred percent (100%) of the amount of the repurchase obligations,
(e)    Investments (classified in accordance with GAAP as current assets) in money market investment programs registered under the Investment Company Act of 1940 that are administered by reputable financial institutions having capital of at least $500.0 million and the portfolios of which are limited to Investments of the character described in the foregoing subclauses hereof, and
(f)    other short-term investments utilized by Foreign Restricted Subsidiaries in accordance with normal investment practices for cash management in investments of a type analogous to the foregoing.

“Unrestricted Subsidiary” means:

(a subsidiary of the Company that is designated after the issue date of the Notes as an Unrestricted Subsidiary as permitted or required pursuant to the covenant described under “-Certain Covenants- Designation of Restricted and Unrestricted Subsidiaries” and is not thereafter redesignated as a Restricted Subsidiary as permitted pursuant thereto; and

(b)    any subsidiary)    any of an Unrestricted Subsidiary.

Trustee

The Bank of New York Mellon Trust Company, N.A. is the trustee under the 2026 Indenture. We have commercial deposits and custodial arrangements with The Bank of New York Mellon Trust Company, N.A. and its affiliates (“BNYM”). We may enter into similar or other banking relationships with BNYM in the future in the normal course of business. In addition, BNYM acts as trustee and as paying agent with respect to other debt securities issued by us, and may do so for future issuances of debt securities by us as well.